Exhibit 10.7

DEVELOPMENT AGREEMENT

This Development Agreement (this “Development Agreement”) by and among SandRidge Energy, Inc., a Delaware corporation, with offices at 123 Robert S. Kerr Avenue, Oklahoma City, OK 73102-6406 (“SandRidge Parent”), SandRidge Exploration and Production, LLC, a Delaware limited liability company and wholly owned subsidiary of SandRidge Parent with offices at 123 Robert S. Kerr Avenue, Oklahoma City, OK 73102-6406 (“Assignor” and, together with SandRidge Parent, “SandRidge”) and SandRidge Mississippian Trust II, a statutory trust formed under the laws of the State of Delaware (the “Trust”), is delivered to be effective as of 12:01 a.m., Central Time, January 1, 2012 (the “Effective Time”).  All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article I below.

WHEREAS, Assignor and the Trust have entered into that certain Perpetual Overriding Royalty Interest Conveyance (Oklahoma) (Development) and that certain Long-Term Overriding Royalty Interest Conveyance (Kansas) (Development), each to be effective as of the Effective Time (collectively, the “Perpetual Development Conveyances”);

WHEREAS, Assignor and Mistmada Oil Company, Inc., an Oklahoma corporation and wholly owned subsidiary of SandRidge Parent (“SandRidge Sub”), have entered into that certain Term Overriding Royalty Interest Conveyance (Oklahoma) (Development) and that certain Term Overriding Royalty Interest Conveyance (Kansas) (Development), each to be effective as of the Effective Time (collectively, the “Term Development Conveyances,” and together with the Perpetual Development Conveyances, the “Conveyances”), which Term Development Conveyances have been assigned as of the Effective Time by SandRidge Sub to the Trust; and

WHEREAS, in connection with the Conveyances, SandRidge has agreed to undertake certain obligations with respect to the drilling and completion of the Development Wells.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to be legally bound hereby, it is agreed as follows:

ARTICLE I

DEFINITIONS

This Article I defines certain capitalized words, terms and phrases used in this Development Agreement. Certain other capitalized words, terms and phrases used in this Development Agreement are defined elsewhere in this Development Agreement.

“Additional Interest” is defined in Section 3.01.

“Additional Lease” is defined in Section 3.01.

“Adjusted Development Well Amount” means the amount, for each Development Well, equal to the product of (a) the NRI Factor for such well, multiplied by (b) the Lateral Distance Factor for such well.  For example, in the case of a Development Well for which the NRI Factor is 1.5 and the Lateral Distance Factor is 1.0, the Adjusted Development Well Amount would be equal to: NRI Factor (1.5) x Lateral Distance Factor (1.0) = 1.5.  Therefore, such Development Well would have a 1.5 Adjusted Development Well Amount.  The Adjusted Development Well Amount shall be rounded to the nearest ten thousandth (i.e., four decimal places to the right of the decimal point).

“Affiliate” means, for any specified Person, another Person that controls, is controlled by, or is under common control with, the specified Person.  “Control,” in the preceding sentence, refers to the possession by one Person, directly or indirectly, of the right or power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

“AMI” means that area described in Exhibit A to this Development Agreement, as such area may be extended or exchanged pursuant to Article III below.

“Assignee Minerals” means, collectively, the “Assignee Minerals” as defined under each of the Conveyances.

“Assignor” is defined in the introductory paragraph to this Development Agreement.

“Assignor’s Net Revenue Interest” means the interest, stated as a decimal fraction, in Subject Minerals production from a Development Well attributable to Subject Interests in that Development Well, net of Production Burdens.

“Closing Time” means 12:01 a.m., Central Time, on April [  ], 2012.

“Conveyances” is defined in the recitals to this Development Agreement.

“Development Agreement” is defined in the introductory paragraph to this Development Agreement.

“Development Area” means each governmental section outside the AMI but adjacent to a governmental section included in the AMI, except for any governmental section outside the AMI that comprises a part of the Area of Mutual Interest with respect to SandRidge Mississippian Trust I or any other royalty trust sponsored by SandRidge Parent.

“Development Well” means any Mineral well located on the Subject Lands, or on lands with which the Subject Lands are pooled or unitized, that is spud after December 31, 2011 and drilled horizontally to, and perforated (or made ready to commence stimulation) for completion in, the Target Formation, on or prior to the Drilling Obligation Completion Date.

“Drilling Obligation Completion Date” means the date that the Total Drilling Target is reached; provided that the “Drilling Obligation Completion Date” shall not be deemed to have been achieved unless SandRidge Parent shall have delivered to the Trustee, within a reasonable time thereafter, (a) a certificate substantially in the form of Exhibit B to this Development Agreement, executed by its Chief Executive Officer, President or any Vice President, certifying that the Total Drilling Target was achieved as of such date and identifying each Development Well, and (b) such other documentation as the Trustee may reasonably request to establish satisfaction of SandRidge’s drilling obligation hereunder.

“Effective Time” is defined in the introductory paragraph to this Development Agreement.

“Exchange Acreage” is defined in Section 3.02.

“Excluded Assets” means those Mineral wells that are described in Exhibit B to each of the Conveyances.

“Gas” means natural gas and all other gaseous hydrocarbons or minerals, including helium, but specifically excluding any Gas Liquids.

“Gas Liquids” means those natural gas liquids and other similar liquid hydrocarbons, including ethane, propane, butane and natural gasoline, and mixtures thereof, that are removed from a gas stream by the liquids extraction process of any field facility or gas processing plant and delivered by the facility or plant as natural gas liquids.

“Kansas Cap” is defined in Section 2.05(d).

“Kansas Mortgage” is defined in Section 2.05(b).

“Lateral Distance Factor” means:

(a)     for each Development Well with a Perforated Length of less than 3,500 feet, the quotient obtained by dividing such well’s Perforated Length by 3,500 feet;

(b)     for each Development Well with a Perforated Length of more than 4,500 feet, the quotient obtained by dividing such well’s Perforated Length by 4,500 feet; and

(c)      for each Development Well with a Perforated Length from and including 3,500 feet to and including 4,500 feet, a factor equal to 1.0.

For example, if the Perforated Length of a Development Well is 3,000 feet, the computation would be: 3,000 feet / 3,500 feet = 0.8571. Therefore, such Development Well would have a Lateral Distance Factor of 0.8571.  If the Perforated Length of a Development Well is 5,000 feet, however, the computation would be: 5,000 feet / 4,500 feet = 1.1111. Therefore, such Development Well would have a Lateral Distance Factor of 1.1111.  If the Perforated Length of a Development Well is 4,000 feet, the Lateral Distance Factor for such Development Well would be 1.0.  The Lateral Distance Factor for each Development Well shall be rounded to the nearest ten thousandth (i.e., four decimal places to the right of the decimal point).

“Mineral(s) ” means Oil, Gas and Gas Liquids.

“Mortgages” is defined in Section 2.05(b).

“NRI Factor” means, with respect to each Development Well, the fraction obtained by dividing Assignor’s Net Revenue Interest for such well by 47.3967%.  For example, if Assignor’s Net Revenue Interest in a Development Well is 70.0%, the computation would be: 70.0% / 47.3967% = 1.4769.  Therefore, such Development Well would have a NRI Factor of 1.4769.  The NRI Factor for each Development Well shall be rounded to the nearest ten thousandth (i.e., four decimal places to the right of the decimal point).

“Oil” means crude oil, condensate and other liquid hydrocarbons recovered by field equipment or facilities, excluding Gas Liquids.

“Oklahoma Cap” is defined in Section 2.05(d).

“Oklahoma Mortgage” is defined in Section 2.05(b).

“Party,” when capitalized, refers to SandRidge Parent, Assignor or the Trust. “Parties,” when capitalized, refers to SandRidge Parent, Assignor and the Trust.

“Perforated Length” means the perforated length (in feet) of the well bore of a Development Well, measured from the first perforation or stimulation site along the measured depth to the last perforation or stimulation site along the measured depth.

“Perpetual Development Conveyances” is defined in the recitals to this Development Agreement.

“Person” means any natural person, corporation, partnership, trust, estate or other entity, organization or association.

“Production Burdens” means, with respect to any Subject Lands, Subject Interests or Subject Minerals, all royalty interests, overriding royalty interests, production payments, net profits interests and other similar interests that constitute a burden on, are measured by or are payable out of the production of Minerals or the proceeds realized from the sale or other disposition thereof.

“Reasonably Prudent Operator Standard” means the standard of conduct of a reasonably prudent oil and gas operator in the AMI under the same or similar circumstances, acting with respect to its own property and disregarding the existence of the Royalty Interests as a burden on such property.

“Royalty Interests” means, collectively, the royalty interests created under each of the Conveyances.

“SandRidge” is defined in the introductory paragraph to this Development Agreement.

“SandRidge Parent” is defined in the introductory paragraph to this Development Agreement.

“SandRidge Sub” is defined in the recitals to this Development Agreement.

“Subject Interests” means Assignor’s undivided interests in the Subject Lands as described on Exhibit A to each of the Conveyances, whether as lessee under leases, as an owner of the Subject Minerals (or the right to extract such Minerals) or otherwise, by virtue of which undivided interests Assignor has the right to conduct exploration, drilling, development and Mineral production operations on the Subject Lands, or to cause such operations to be conducted, or to participate in such operations by paying and bearing all or any part of the costs, risks and liabilities of such operations, to drill, test, complete, equip, operate and produce wells to exploit the Minerals. The “Subject Interests” (a) may be owned by Assignor pursuant to leases, deeds, operating, pooling or unitization agreements, orders or any other instruments, agreements or documents, recorded or unrecorded, (b) include any and all extensions or renewals of leases covering the Subject Lands (or any portion thereof) obtained by Assignor, or any Affiliate thereof, within six (6) months after the expiration or termination of any such lease, and (c) are subject to the Permitted Encumbrances (as defined in each of the Conveyances). For the avoidance of doubt, the “Subject Interests” do not include: (i) Assignor’s interests in the Excluded Assets; (ii) Assignor’s rights to substances other than Minerals; (iii) Assignor’s rights to Minerals (other than Assignee Minerals) under contracts for the purchase, sale, transportation, storage, processing or other handling or disposition of Minerals; (iv) Assignor’s interests in, or rights to Minerals (other than Assignee Minerals) held in pipelines, gathering systems, storage facilities, processing facilities or other equipment or facilities; or (v) any additional or enlarged interests in the Development Wells, Subject Lands or Subject Minerals acquired by Assignor after the Closing Time, except (1) to the extent any such additional or enlarged interest becomes a part of the Subject Interests by amendment to the applicable Conveyance pursuant to Section 3.01 or Section 3.02 below, (2) as may result from the operation of the terms of the instruments creating the Subject Interests, or (3) as may be reflected in extensions and renewals covered by the preceding sentence.

“Subject Lands” means the lands subject to or covered by the oil and gas leases described in Exhibit A to each of the Conveyances, insofar and only insofar as they cover the Target Formation, subject to the exceptions, exclusions and reservations set forth on each such Exhibit A.

“Subject Minerals” means all Minerals in and under, and that may be produced, saved and sold from a Development Well, from and after the Effective Time, insofar and only insofar as such Minerals are produced from the Target Formation, subject to the following exclusions: Minerals that are (a) lost in the production, gathering or marketing of Minerals; (b) used (i) in conformity with ordinary and prudent operations on the Subject Lands, including drilling and production operations with respect to a Development Well, or (ii) in connection with operations (whether on or off the Subject Lands) for processing or compressing the Subject Minerals; (c) taken by a Third Person to recover costs, or some multiple of costs, paid or incurred by that Third Person under any operating agreement, unit agreement or other agreement in connection with nonconsent operations conducted (or participated in) by that Third Person; and (d) retained by a Third Person for gathering, transportation, processing or marketing services related to the Subject Minerals in lieu of or in addition to cash payment for such services, to the extent such agreement is permitted under the Conveyances.

“Target Formation” means (i) with respect to Alfalfa County, Oklahoma, the “Target Formation” being defined as being the interval between the base of Pennsylvanian-aged Morrow or its stratigraphic equivalent at a depth of 4,833’ and the Devonian-aged Woodford Shale or its stratigraphic equivalent at a depth of 5,344’ in the SandRidge Energy Dorado SWD 1-32 located in section 32, Township 29 North, Range 9 West (API No. 35003219830000); (ii) with respect to Grant County, Oklahoma, the “Target Formation” being defined as being the interval between the base of Pennsylvanian-aged Morrow or its stratigraphic equivalent at a depth of 5,395’ and the Devonian-aged Woodford Shale or its stratigraphic equivalent at a depth of 6,060’ in the SandRidge Energy Orion 1-22 SWD located in section 22, Township 25 North, Range 5 West (API No. 35053227710000); (iii) with respect to Kay County, Oklahoma, the “Target Formation” being defined as being the interval between the base of Pennsylvanian-aged Morrow or its stratigraphic equivalent at a depth of 4,387’ and the Devonian-aged Woodford Shale or its stratigraphic equivalent at a depth of 4,619’ in the Jefferson-WMS State School Land 5-36 located in section 36, Township 25 North, Range 2 West (API No. 35071224500000); (iv) with respect to Noble County, Oklahoma, the “Target Formation” being defined as being the interval between the base of Pennsylvanian-aged Morrow or its stratigraphic equivalent at a depth of 4,523’ and the Devonian-aged Woodford Shale or its stratigraphic equivalent at a depth of 4,783’ in the SandRidge Energy County Line SWD 1-2 located in section 2, Township 24 North, Range 2 West (API No. 35103242860000); (v) with respect to Woods County, Oklahoma, the “Target Formation” being defined as being the interval between the base of Pennsylvanian-aged Morrow or its stratigraphic equivalent at a depth of 5,204’ and the Devonian-aged Woodford Shale or its stratigraphic equivalent at a depth of 5,704’ in the SandRidge Energy Koppitz SWD 1-31 located in section 31, Township 28 North, Range 13 West (API No. 35151232750000); (vi) with respect to Barber County, Kansas, the “Target Formation” being defined as being the interval between the base of the Pennsylvanian-aged Morrow or its stratigraphic equivalent at a depth of 4744’ and the Devonian-aged Chattanooga Shale or its stratigraphic equivalent at a depth of 5096’ in the SandRidge Energy Stephanie SWD 1-3 located in 3-35S-10W (API No. 15007237990000); (vii) with respect to Comanche County, Kansas, the “Target Formation” being defined as being the interval between the base of Pennsylvanian-aged Morrow or its stratigraphic equivalent at a depth of 5,511’ and the Devonian-aged Woodford Shale or its stratigraphic equivalent at a depth of 6,786’ in the Sho-Bar #1-29 Wayne located in section 29, Township 34 South, Range 20 West (API No. 15033213800000); (viii) with respect to Harper County, Kansas, the “Target Formation” being defined as being the interval between the base of the Pennsylvanian-aged Morrow or its stratigraphic equivalent at a depth of 4800’ and the Devonian-aged Chattanooga Shale or its stratigraphic equivalent at a depth of 5096’ in the SandRidge Energy Shea SWD 1-17 located in 17-35S-7W (API No. 15077217810000); and (ix) with respect to Sumner County, Kansas, the “Target Formation” being defined as being the interval between the base of Pennsylvanian-aged Red Fork Zone or its stratigraphic equivalent at a depth of 4,660’ and the Devonian-aged Woodford Shale or its stratigraphic equivalent at a depth of 5,112’ in the Quinton Little Company #1-18 Wolff located in section 18, Township 35 South, Range 4 West (API No. 15191201870000).

“Term Development Conveyances” is defined in the recitals to this Development Agreement.

“Third Person” means a Person other than SandRidge or the Trustee.

“Total Drilling Target” means that number of Development Wells where the cumulative sum of all the Adjusted Development Well Amounts for such Development Wells drilled or caused to be drilled by SandRidge equals 206.

“Trust” is defined in the introductory paragraph to this Development Agreement.

“Trust Agreement” means the Amended and Restated Trust Agreement of the Trust, dated as of April [  ], 2012 (as may be amended from time to time), among SandRidge Parent, the Trustee and The Corporation Trust Company, as Delaware trustee.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America with its principal place of business in New York, New York, as trustee, acting not in its individual capacity but solely as trustee of the Trust.

ARTICLE II

DEVELOPMENT OF THE SUBJECT LANDS

Section 2.01 Drilling Program.

(a) Obligation to Drill. SandRidge shall, subject to the terms of this Article II, drill or cause to be drilled such number of Development Wells that is necessary to achieve the Total Drilling Target on or prior to December 31, 2016.

(b) Drilling Standard. SandRidge shall drill or caused to be drilled, at SandRidge’s sole cost and expense, each of the Development Wells in a diligent manner in accordance with the Reasonably Prudent Operator Standard.

Section 2.02 Obligation to Complete and Equip. SandRidge shall, at SandRidge’s sole cost and expense, (a) attempt to complete in the Target Formation each Development Well that reasonably appears to SandRidge, acting in accordance with the Reasonably Prudent Operator Standard, to be capable of producing Minerals in quantities sufficient to pay completion, equipping and operating costs, (b) equip for production each Development Well that is successfully completed and, when it is equipped and connected to a gathering line, pipeline or other storage or marketing facility, commence production, and (c) plug and abandon all Development Wells that are unsuccessful to the extent required by applicable law.

Section 2.03 Costs and Expenses of Development Wells. All costs and expenses associated with or paid or incurred in connection with the spudding, drilling, testing, completing and equipping for production, operating and/or plugging and abandoning of the Development Wells shall be borne solely by SandRidge, but SandRidge may use any Subject Minerals in such operations without any duty to account to the Trustee or the Trust.

Section 2.04 Title Due Diligence. Prior to commencing the drilling of any Development Well, SandRidge shall perform such title due diligence and such title curative work as would be performed by an oil and gas operator drilling a well and acting in accordance with the Reasonably Prudent Operator Standard.

Section 2.05 Wells.

(a) Prior to the Drilling Obligation Completion Date, SandRidge shall not, and shall cause its Affiliates not to, drill and/or complete any well to the Target Formation in the AMI, other than Development Wells in furtherance of its drilling obligation in Section 2.01 above.

(b) In order to secure the performance of SandRidge’s drilling obligation under Section 2.01 above, Assignor hereby covenants and agrees to enter into (i) a Mortgage by which Assignor will grant to the Trust a mortgage lien in and to any of the undeveloped portions of the Subject Interests (including, by amendment to such mortgage, any Additional Lease, Additional Interest or Exchange Acreage that becomes part of the Subject Interests) located in those parts of the AMI located in Oklahoma (the “Oklahoma Mortgage”), and (ii) a Mortgage by which Assignor will grant to the Trust a mortgage lien in and to any of the undeveloped portions of the Subject Interests (including, by amendment to such mortgage, any Additional Lease, Additional Interest or Exchange Acreage that becomes part of the Subject Interests) located in those parts of the AMI located in Kansas (the “Kansas Mortgage” and, together with the Oklahoma Mortgage, the “Mortgages”).

(c) If SandRidge fails to achieve the Total Drilling Target by December 31, 2016, SandRidge shall be in default of its obligations under this Development Agreement and the Trust shall be entitled to pursue, in its sole discretion, any and all remedies available pursuant to Article III of each of the Mortgages.  Other than as set forth in the Mortgages, the Trust shall have no separate cause of action for default by SandRidge under Article II of this Development Agreement.  If SandRidge fails to perform its obligations under this Development Agreement (other than its obligations under Article II above), SandRidge shall be in default and the Trust shall be entitled to pursue, in its sole discretion, any and all remedies available at law and in equity.  Notwithstanding anything to the contrary contained herein, the Trust hereby waives any and all claims or rights of action to compel specific performance of SandRidge’s obligations under this Development Agreement.

(d) Notwithstanding Section 2.05(c), the maximum amount recoverable upon a failure by SandRidge to satisfy its obligations under Section 2.01 above shall initially be $239,499,000 with respect to the Oklahoma Mortgage (the “Oklahoma Cap”) and $29,601,000 with respect to the Kansas Mortgage (the “Kansas Cap”); provided, that, from and after such time as SandRidge has drilled or caused to be drilled that number of Development Wells where the cumulative total of all Adjusted Development Well Amounts for such Development Wells equals or exceeds 103, the Oklahoma Cap and the Kansas Cap shall be reduced, for each additional Development Well drilled or caused to be drilled by SandRidge (whether located in Oklahoma or Kansas), as follows:

(i) the Oklahoma Cap shall automatically be reduced (but not below zero) by an amount that is equal to (A) $2,325,233.01 multiplied by (B) the Adjusted Development Well Amount for such Development Well; and

(ii)           the Kansas Cap shall automatically be reduced (but not below zero) by an amount that is equal to (A) $287,388.35 multiplied by (B) the Adjusted Development Well Amount for such Development Well.

For the avoidance of doubt, each of the Oklahoma Cap and the Kansas Cap shall be equal to zero once SandRidge has drilled or caused to be drilled such number of Development Wells that is necessary to achieve the Total Drilling Target.  In addition, upon Assignor’s request and at Assignor’s expense, the lien and security interest evidenced by the applicable Mortgage shall be released as to each Development Well located on the Subject Lands subject to such Mortgage as the same is completed or perforated (or made ready to commence stimulation) for completion in accordance with this Development Agreement, including wells that are completed or perforated (or made ready to commence stimulation) for completion and then plugged and abandoned in the Target Formation.

ARTICLE III

AMI

Section 3.01 Additional Leases and Additional Interests. In the event that, after the Closing Time and prior to the Drilling Obligation Completion Date, Assignor (a) acquires additional leases (other than renewals or extensions of leases that already constitute a part of the Subject Interests) covering lands lying within the AMI (each, an “Additional Lease”) or (b) acquires through forced pooling or otherwise by operation of law or pursuant to any applicable contract any rights or interests that increase Assignor’s Net Revenue Interest in any Development Well, whether before or after the drilling of such well (each such increase in Assignor’s Net Revenue Interest, an “Additional Interest”), at Assignor’s option and subject to Section 3.03 below, upon notice from Assignor, the Trust shall execute, acknowledge and deliver (i) an instrument that amends the applicable Conveyance so that each such Additional Lease or Additional Interest will be subject to the Royalty Interest and be part of the Subject Interests and Subject Lands, and (ii) an instrument that amends the applicable Mortgage so that each such Additional Lease will be subject to such Mortgage.

Section 3.02 Exchange of Subject Lands. At Assignor’s option and subject to Section 3.03 below, at any time prior to the Drilling Obligation Completion Date, upon notice from Assignor, the Trust shall execute, acknowledge and deliver to Assignor a recordable instrument (reasonably acceptable to Assignor) that reconveys to Assignor the Royalty Interest relating to such undeveloped portions of the Subject Interests as Assignor may elect, and releases such Subject Interests from the applicable Mortgage, in connection with Assignor’s exchange of such Subject Interests for other undeveloped acreage either within the AMI or outside the AMI but within the Development Area (the “Exchange Acreage”).  Concurrently with such reconveyance and release, Assignor and the Trust shall execute, acknowledge and deliver (a) an instrument that amends the applicable Conveyance so that such Exchange Acreage will be subject to the Royalty Interest and be part of the Subject Interests and Subject Lands, and (b) an instrument that amends the applicable Mortgage so that such Exchange Acreage will be subject to such Mortgage.  In no event shall Assignor extend any well into any Exchange Acreage unless and until the applicable Conveyance is amended to include such Exchange Acreage as part of the Subject Interests.

Section 3.03 Limitations. In no event may (i) any Additional Lease or Additional Interest be made subject to the Royalty Interest pursuant to Section 3.01 above, or (ii) any exchange involving Exchange Acreage be effected pursuant to Section 3.02 above, unless Assignor certifies to the Trust that:

(a) the aggregate acreage attributable to all Additional Leases, Additional Interests and Exchange Acreage will not exceed 5% of the Subject Interests as such exist as of the Closing Time;

(b) in the case of an Additional Lease only, the reserve profile of the acreage subject to such Additional Lease is consistent with the reserve profiles of other portions of the Subject Interests;

(c) in the case of Exchange Acreage only, the reasonably projected quantity of proved undeveloped reserves and probable reserves attributable to the Exchange Acreage does not significantly differ from the reasonably projected quantity of proved undeveloped reserves and probable reserves attributable to the portion of the Subject Interests to be given in exchange therefor; and

(d) the addition of any Additional Leases, Additional Interests, or Exchange Acreage, as applicable, to the Conveyances will not cause any adverse federal income tax consequence to any unitholder of the Trust.

The Trustee is hereby authorized and directed to rely on any such certification from Assignor, and shall have no authority or responsibility to exercise any discretion in connection with any transaction authorized by this Article III.

ARTICLE IV

OTHER PROVISIONS

Section 4.01 Successors and Assigns.  Subject to the limitation and restrictions on the assignment or delegation by the Parties of their rights and interests under this Development Agreement, all of the covenants and agreements of SandRidge Parent, Assignor and the Trust contained herein shall be deemed to be covenants running with the land and shall be binding upon the successors and assigns of SandRidge Parent’s and Assignor’s interests in the Subject Interests or this Development Agreement and SandRidge Sub’s and the Trust’s interest in the Royalty Interests and shall inure to the benefit of SandRidge Sub and the Trust and their respective successors and permitted assigns.  The foregoing notwithstanding, nothing herein is intended to modify or shall have the effect of modifying the restrictions on assignment set forth in the Conveyances regarding assignments, transfer or pooling of SandRidge Parent’s and Assignor’s interests in the Subject Interests; and the preceding sentence shall not be deemed to permit any assignment or other transfer of the interest of SandRidge Parent or Assignor in any of the Subject Interests that is not specifically permitted by the provisions of the Conveyances.  Nothing contained in this Development Agreement or in the Conveyances shall in any way limit or restrict the right of the Trust, or the Trust’s respective successors and assigns, to sell, convey, assign or mortgage the Royalty Interests in whole or in part.  If the Trust, or the Trust’s successors and assigns, at any time shall execute a mortgage, pledge or deed of trust covering all or any part of the Royalty Interests as security for any obligation, the mortgagee, the pledgee or the trustee therein named or the holder of the obligation secured thereby shall be entitled, to the extent such mortgage, pledge or deed of trust so provides and upon the occurrence or existence of the event or condition therein stated, if so conditioned, to exercise all of the rights, remedies, powers and privileges herein conferred upon the Trust, and to give or withhold all consents herein required or permitted to be obtained from the Trust.

Section 4.02 Governing Law.  THIS DEVELOPMENT AGREEMENT SHALL BE CONSTRUED UNDER AND GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 4.03 Construction of Development Agreement. In construing this Development Agreement, the following principles shall be followed:

(a) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Development Agreement and not as an aid in its construction;

(b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Development Agreement;

(c) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(d) a defined term has its defined meaning throughout this Development Agreement, regardless of whether it appears before or after the place in this Development Agreement where it is defined;

(e) unless the context clearly indicates to the contrary, references to any Party shall be construed to include all permitted successors and assigns of such Party and references to the Trustee shall be construed to include all successor and substitute trustees under the Trust Agreement;

(f) the plural shall be deemed to include the singular, and vice versa; and

(g) each exhibit, attachment and schedule to this Development Agreement is a part of this Development Agreement, but if there is any conflict or inconsistency between the main body of this Development Agreement and any exhibit, attachment or schedule, the provisions of the main body of this Development Agreement shall prevail.

Section 4.04 No Waiver. Failure of any Party to require performance of any provision of this Development Agreement shall not affect any Party’s right to require full performance thereof at any time thereafter, and the waiver by any Party of a breach of any provision hereof shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

Section 4.05 Relationship of Parties. This Development Agreement does not create a partnership, mining partnership, joint venture or relationship of trust or agency between the Parties.

Section 4.06 Further Assurances. Each Party shall execute, acknowledge and deliver to the other Parties all additional instruments and other documents reasonably required to evidence or effect any transaction contemplated by this Development Agreement.

Section 4.07 The 12:01 A.M. Convention. Except as otherwise provided in this Development Agreement, each calendar day, month, quarter, and year shall be deemed to begin at 12:01 a.m. Central Time on the stated day or on the first day of the stated month, quarter, or year, and to end at 12:00 a.m. Central Time on the next day or on first day of the next month, quarter or year, respectively.

Section 4.08 Counterpart Execution. This Development Agreement may be executed in any number of counterparts with the same effect as if all the Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 4.09 Notices. Any and all notices or demands permitted or required to be given under this Development Agreement shall be in writing and shall be validly given or made if (a) personally delivered, (b) delivered and confirmed by facsimile or like instantaneous transmission service, or by Federal Express or other overnight courier delivery service, which shall be effective as of confirmation of receipt by the courier at the address for notice hereinafter stated or (c) deposited in the United States mail, first class, postage prepaid, certified or registered, return receipt requested, addressed as follows:

If to the Trust, to:

SandRidge Mississippian Trust II

c/o The Bank of New York Mellon Trust Company, N.A.

Institutional Trust Services

919 Congress Avenue, Suite 500

Austin, Texas 78701

Attention: Michael J. Ulrich

Facsimile No.: (512) 479-2253

With a copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP

111 Congress Avenue

Suite 2300

Austin, Texas 78701

Attention: Thomas W. Adkins

Facsimile No.: (512) 479-3940

If to SandRidge, to:

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

Attention: Philip T. Warman

Facsimile No.: (405) 429-5983

With a copy (which shall not constitute notice) to:

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Attention: David H. Engvall

Facsimile No. (202) 778 5307

Section 4.10 Limitation of Liability. It is expressly understood and agreed by the Parties that (a) this Development Agreement is executed and delivered by the Trustee not individually or personally, but solely as the Trustee in the exercise of the powers and authority conferred and vested in it, and (b) under no circumstances shall the Trustee be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Development Agreement.  It is further expressly understood and agreed by the Parties that neither the Trust nor the Trustee, in its capacity as the Trustee or individually, shall have any authority over, or responsibility or liability for, the drilling of the Development Wells or any of the other business or commercial activities contemplated by this Development Agreement, all of which are hereby agreed to be the sole responsibility of SandRidge, and SandRidge hereby agrees to and hereby does indemnify and agree to hold harmless each of the Trust and the Trustee, in its capacity as the Trustee and individually, from and against any and all damages, liabilities, expenses, fines, judgments, amounts paid in settlement, reasonable attorneys’ fees and costs of investigation, and other expenses reasonably incurred by any of them in connection with or as a result of any of the business or commercial activities contemplated by this Development Agreement or any other matter arising out of this Development Agreement or any such matter. SandRidge further agrees to advance any such attorneys’ fees, costs of investigation and other expenses described above as they are incurred.

Section 4.11 Severability. If any provision of this Development Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Development Agreement and the application of such provision to the other Parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 4.12 Termination. This Development Agreement shall terminate and be deemed null and void as of and following the Drilling Obligation Completion Date.

Section 4.13 Joint and Several Liability. The Parties acknowledge and agree that the obligations of SandRidge contained in this Development Agreement are the joint and several obligations of SandRidge Parent and Assignor.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each Party has caused this Development Agreement to be executed in its name and behalf and delivered on the date or dates stated in the acknowledgment certificates appended to this Development Agreement, to be effective as of the Effective Time.

SANDRIDGE ENERGY, INC.

By:
	Name:	James D. Bennett
	Title:	Executive Vice President and Chief Financial Officer

SANDRIDGE EXPLORATION AND
PRODUCTION, LLC

By:
	Name:	James D. Bennett
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Development Agreement

SANDRIDGE MISSISSIPPIAN TRUST II

By:	The Bank of New York Mellon Trust
Company, N.A., as Trustee

By:
	Name:	Michael J. Ulrich
	Title:	Vice President

Signature Page to Development Agreement

STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on April       , 2012, by James D. Bennett, Executive Vice President and Chief Financial Officer of SandRidge Energy Inc., a Delaware corporation, on behalf of said corporation.

NOTARY PUBLIC,
State of

(printed name)

My commission expires:

SEAL or STAMP

Acknowledgment Page to Development Agreement

STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on April       , 2012, by James D. Bennett, Executive Vice President and Chief Financial Officer of SandRidge Exploration and Production, LLC, a Delaware limited liability company, on behalf of said limited liability company.

NOTARY PUBLIC,
State of

(printed name)

My commission expires:

SEAL or STAMP

Acknowledgment Page to Development Agreement

STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on April       , 2012, by Michael J. Ulrich, Vice President of The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America, as Trustee of SandRidge Mississippian Trust II, a Delaware statutory trust, on behalf of said national banking association and said trust.

NOTARY PUBLIC,
State of

(printed name)

My commission expires:

SEAL or STAMP

Acknowledgment Page to Development Agreement

Exhibit A

(Description of AMI)

See attached.

Exhibit B

[Letterhead of SandRidge Energy, Inc.]

[Date]

Reference is made to that certain Development Agreement (the “Development Agreement”), by and between SandRidge Energy, Inc. (“SandRidge”), SandRidge Exploration and Production, LLC and SandRidge Mississippian Trust II, a Delaware statutory trust, delivered to be effective as of January 1, 2012.  Capitalized terms used but not defined herein have the meaning given them in the Development Agreement.

SandRidge hereby certifies to the Trust that SandRidge achieved the Total Drilling Target on [insert date] and, therefore, such date shall be, for all purposes, established as the Drilling Obligation Completion Date.

The Development Wells drilled to achieve the Total Drilling Target are listed in the attachment to this letter.

Please sign and return an executed copy of this letter to certify that you require no additional documentation to establish SandRidge’s satisfaction of its drilling obligation under the Development Agreement and that [insert date] shall be, for all purposes, established as the Drilling Obligation Completion Date.

SandRidge Energy, Inc.

By:
Name:
Title:

Acknowledged and agreed:

SandRidge Mississippian Trust II

By:	The Bank of New York Mellon
Trust Company, N.A., as Trustee

By:
Name:
Title: